Exhibit 99.1

Axesstel Announces Preliminary Net Revenues for Third Quarter of 2004 of Approximately $26 Million

Wednesday October 6, 8:01 am ET

Company Anticipates Net Revenues for Full Fiscal Year 2005 in the Range of $120-140 Million

SAN DIEGO—(BUSINESS WIRE)—Oct. 6, 2004— Axesstel, Inc. (AMEX:AFT), a designer, manufacturer and marketer of high-quality, CDMA-based fixed wireless voice and data products for the worldwide telecommunications market, today announced preliminary net revenues of approximately $26 million for its third quarter of 2004, exceeding prior Company guidance of $15 to $20 million for that period.

“Early in 2004, we indicated that our primary focus would be on capturing market share from sales of our current products, allowing us to drive down manufacturing costs thus increasing the competitors’ barriers to entry,” stated Mike Kwon, Chairman and CEO of Axesstel. “Our growth in net revenues from the second quarter to the third quarter of 2004 indicates that we are capturing additional business, which should help reduce our future manufacturing costs,” continued Mr. Kwon.

The Company also confirmed previous guidance for the fourth quarter of 2004 of $20 to $25 million in net revenues.

“In the near term, Tata Teleservices Limited will continue to be our primary net revenues driver,” commented David Morash, President and COO of Axesstel. “The relationship with Tata provides the Company with an expanded net revenues base, increasing leverage with manufacturers and suppliers. As shipments continue, Tata will become eligible for reduced pricing and this in turn may exert some downward pressure on margins in the first quarter of 2005.” Mr. Morash further noted that “based primarily upon our present customer base, we are expecting to generate net revenues in the range of $120-140 million for the fiscal year 2005 with gross margins of approximately 12%.”

About Axesstel, Inc.

Axesstel, Inc. (AMEX:AFT) produces fixed wireless devices based on CDMA, CDMA2000, and emerging 3G broadband IP technologies. Axesstel is pursuing technology and applications that are designed to enable the development and delivery of carrier-class subscriber-based solutions, including fixed wireless desktop phone terminals, payphone terminals, data terminals and broadband modems. To date, Axesstel’s Qualcomm-licensed products can be found in more than 23 countries worldwide. Axesstel is headquartered in San Diego with a research and development center in Seoul, Korea.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements set forth above include forward-looking statements relating to expected net revenues, growth of customer base, continuation of customer relationships, acceptance of products, expected manufacturing costs and other factors that may affect future results and the future viability of the Company. The Company wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the Company’s dependence on a limited number of customers, the possibility of customer orders not occurring or being cancelled, existing customer relationships being harmed, unforeseen manufacturing difficulties that might prevent delivery of products to customers, the Company’s dependence on sole source suppliers, including Qualcomm, Inc. for CDMA chips, failure of end users to accept the Company’s products and technologies, lack of continued acceptance or growth of CDMA technology in target markets, possible adverse results from litigation pending against our subsidiary in Korea and other risk factors and information contained in the Company’s filings with the Securities and Exchange Commission.

Contact:

    Axesstel, Inc., San Diego

    Alireza Saifi, Vice President of Finance, 858-625-2100